As filed with the Securities and Exchange Commission on May 3, 2012

Registration No. 333-175131

Registration No. 333-160905

Registration No. 333-157780

Registration No. 333-131059

Registration No. 333-116910

Registration No. 333-106454

Registration No. 333-78777

Registration No. 333-16213

Registration No. 033-59115

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-175131

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-160905

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-157780

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-131059

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-116910

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-106454

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-78777

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-16213

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 033-59115

UNDER

THE SECURITIES ACT OF 1933

TRANSCEND SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0378756
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Glenlake Parkway

Suite 1325

Atlanta, Georgia 30328

(Address of principal executive offices)

TRANSCEND SERVICES, INC. 2009 STOCK INCENTIVE PLAN (AS AMENDED)

TRANSCEND SERVICES, INC. 2009 STOCK INCENTIVE PLAN

TRANSCEND SERVICES, INC. 2007 STOCK INCENTIVE PLAN

TRANSCEND SERVICES, INC. 2005 STOCK INCENTIVE PLAN

TRANSCEND SERVICES, INC. 2003 STOCK INCENTIVE PLAN

TRANSCEND SERVICES, INC. 2001 STOCK OPTION PLAN

1992 STOCK OPTION PLAN

BOTTOMLEY AND ASSOCIATES, INC. 1991 STOCK OPTION PLAN

(Full Titles of Plans)

Thomas L. Beaudoin

President and Treasurer

One Wayside Road

Burlington, MA 01803

(781) 565-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert Sanchez

Daniel Peale

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1700 K Street NW

Washington, DC 20006

(202) 973-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Transcend Services, Inc. (“Transcend”) on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 033-59115, registering 682,622 shares of common stock, par value $0.01 per share, of Tricare, Inc. (the predecessor to Transcend) under the Bottomley & Associates, Inc. 1991 Stock Option Plan, effective May 24, 1995 as previously filed with the Securities and Exchange Commission on May 5, 1995;

2.	Registration Statement No. 333-16213, registering 715,000 additional shares of common stock, par value $0.01 per share, of Transcend under the 1992 Stock Option Plan, as amended and restated, effective November 15, 1996, as previously filed with the SEC on November 15, 1996;

3.	Registration Statement No. 333-78777, registering 750,000 additional shares of common stock, par value $0.01 per share, of Transcend under the 1992 Stock Option Plan, as amended and restated, effective May 19, 1999, as previously filed with the SEC on May 19, 1999;

4.	Registration Statement No. 333-106454, registering 400,000 shares of common stock, par value $0.05 per share, of Transcend (the “Common Stock”) under the 2001 Stock Option Plan, effective June 25, 2003, as previously filed with the SEC on June 25, 2003;

5.	Registration Statement No. 333-116910, registering 350,000 shares of Common Stock under the 2003 Stock Incentive Plan, effective June 28, 2004, as previously filed with the SEC on June 28, 2004;

6.	Registration Statement No. 333-131059, registering 250,000 shares of Common Stock under the 2005 Stock Incentive Plan, effective January 17, 2006, as previously filed with the SEC on January 17, 2006;

7.	Registration Statement No. 333-157780, registering 300,000 shares of Common Stock under the 2007 Stock Incentive Plan, effective March 9, 2009, as previously filed with the SEC on March 9, 2009;

8.	Registration Statement No. 333-160905, registering 400,000 shares of Common Stock under the 2009 Stock Incentive Plan, effective July 30, 2009, as previously filed with the SEC on July 30, 2009;

9.	Registration Statement No. 333-175131, registering 500,000 shares of Common Stock under the 2009 Stock Incentive Plan, as amended and restated, effective June 24, 2011, as previously filed with the SEC on June 24, 2011.

On March 6, 2012, Nuance Communications, Inc., a Delaware corporation (“Nuance”), Townsend Merger Corporation, a Delaware corporation and wholly owned subsidiary of Nuance (“Purchaser”), and Transcend entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Purchaser commenced a tender offer for all of the outstanding shares of Common Stock of Transcend. The tender offer was completed on April 25, 2012.

As a result of the tender offer, Purchaser acquired over 90% of the outstanding shares of Common Stock. Pursuant to the terms of the Merger Agreement, Nuance effected a short-form merger of Purchaser with and into Transcend, with Transcend continuing as the surviving corporation and a wholly owned subsidiary of Nuance (the “Merger”). The Merger became effective on April 26, 2012, thus completing Nuance’s acquisition of Transcend.

The offerings contemplated by the Registration Statements have been terminated. In accordance with an undertaking made by Transcend in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, Transcend hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of Massachusetts, on May 3, 2012.

TRANSCEND SERVICES, INC.

By:	/s/ Thomas L. Beaudoin
Thomas L. Beaudoin
President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas L. Beaudoin Thomas L. Beaudoin	President and Treasurer and Director (principal executive officer, principal financial officer and principal accounting officer)	May 3, 2012

/s/ Todd DuChene Todd DuChene	Secretary and Director	May 3, 2012